Exhibit 99.1

Sound Financial Inc. Announces Stock Repurchase Program

SEATTLE--(BUSINESS WIRE)--November 24, 2008--Sound Financial Inc. (OTCBB:SNFL), holding company for Sound Community Bank, announced today that its Board of Directors have approved a plan to repurchase up to 57,782 shares, or approximately 2% of its outstanding common stock.

The plan allows for shares to be purchased at prevailing market prices from time to time over a twelve-month period depending upon market conditions and other considerations. Repurchased shares will be used to fund the restricted stock portion of the 2008 equity incentive plan. The company currently has 2.8 million shares of common stock outstanding.

Sound Community Bank CEO Laurie Stewart stated: “In view of our strong capital position, we believe that the program is timely and that the repurchase of our shares will benefit both the company and our shareholders.”

For the quarter ended September 30, 2008, the Company reported earnings of $223,000 or $.08 per diluted share, representing a 259% increase over earnings reported in the previous quarter. As of September 30, 2008, the Company had consolidated total assets of $291 million and total equity of $26.6 million. Sound Financial paid a cash dividend of $.04 per share on September 30, 2008 to common stockholders of record on September 15, 2008.

Sound Financial Inc. is the holding company for Sound Community Bank, a full-service bank, providing personal and business banking services in communities across the greater Puget Sound region. The Seattle-based company operates banking offices in King, Pierce, Snohomish and Clallam Counties, and is on the web at www.soundcb.com.

Forward-Looking Statements

This report contains statements that are not historical or current fact and constitute forward-looking statements. In some cases, you can identify these statements by words such as "may," "might," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of these terms and other comparable terminology. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Results of operations and business are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

CONTACT:
Sound Financial Inc.
Media:
Scott Boyer, 206-448-0884 x-312
or
Financial:
Matt Deines, 206-448-0884 x-305